Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Forms F-4 and S-4 of our reports dated June 28, 2007, relating to the financial statements of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) S.A. and subsidiaries (“Delhaize Group”), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 20-F of Delhaize Group for the year ended December 31, 2006 (which report on the consolidated financial statements expresses an unqualified opinion and contains an explanatory paragraph relating to differences between International Financial Reporting Standards and accounting principles generally accepted in the United States of America), and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Philip Maeyaert

DELOITTE Bedrijfsrevisoren / Reviseurs d’Entreprises

BV o.v.v.e. CVBA / SC s.f.d. SCRL

Represented by Philip Maeyaert

Diegem, Belgium

August 9, 2007